Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 27, 2023, in the Registration Statement (Form S-4) and the related prospectus for the registration of $500,000,000 of 4.50% First Mortgage Bonds, Series 2022A due 2047.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 28, 2023